Exhibit 4.12(a)

AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT

THIS AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT (this “Amendment and Termination”), dated as of October 1, 2013, is made by and between Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”), and Interwest Transfer Company, Inc., a Utah corporation, as rights agent (the “Rights Agent”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of August 25, 2005 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined to terminate the Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment and Termination pursuant to which the Rights Agreement will be amended to (i) accelerate the Final Expiration Date and (ii) terminate the Rights Agreement upon the expiration of the Rights;

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights are outstanding and redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend the Rights Agreement, and/or any term, provision or condition of the Rights Agreement, in any respect (except for the Redemption Price) without the consent or approval of any holder or holders of the Rights; and

WHEREAS, the Rights are currently outstanding and redeemable.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Section 7(a)(i) of the Rights Agreement. Section 7(a)(i) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Close of Business on October 1, 2013 (the “Final Expiration Date”),”

2. Termination. Upon expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall terminate and be of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

3. Governing Law. This Amendment and Termination, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Nevada, notwithstanding any Nevada or other conflict-of-law provisions to the contrary.

4. Counterparts. This Amendment and Termination may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Termination to be duly executed and attested, all as of the day and year first above written.

Attest:		SMITH & WESSON HOLDING CORPORATION

By:	/s/ Robert J. Cicero	By:	/s/ P. James Debney
Name:	Robert J. Cicero	Name:	P. James Debney
Title:	Vice President, General Counsel, Chief Compliance Officer, and Secretary	Title:	President and Chief Executive Officer

Attest:		INTERWEST TRANSFER COMPANY, INC.

By:	/s/ Melinda K. Orth	By:	/s/ Kurtis D. Hughes
Name:	Melinda K. Orth	Name:	Kurtis D. Hughes
Title:	Account Representative/Office Mgr	Title:	Vice President

Signature Page to Amendment and Termination of Rights Agreement